Oramed Pharmaceuticals Commences Human Clinical Trials of an Oral GLP-1 Analog

ORMD 0901 is being developed as an oral dosage form of a GLP-1 Analog aimed at improving glycemic control in adults with type 2 diabetes.

JERUSALEM, Israel – September 9, 2009 – Oramed Pharmaceuticals Inc. (OTCBB: ORMP.OB), a developer of oral drug delivery systems, announced today that it has received approval from the Institutional Review Board (IRB) to commence human clinical trials of an oral GLP-1 Analog. This approval was granted after successful pre-clinical results were reported. The trials will be conducted on healthy volunteers at Hadassah University Medical Center in Jerusalem.

Currently, all GLP-1 Analogs are only available as injections. The oral administration of GLP-1 Analogs may convey physiological advantages for diabetic patients, as the hormone mimics the physiological route of incretin absorption.

GLP-1 Analogs belongs to the Incretin family of drugs which have pleiotropic effects desirable in the management of diabetes. Among the more important effects are the insulinotropic effects and resultant reduction in blood glucose levels, the inhibition of glucagon secretion and the restoration of β cell mass.  GLP-1 Analogs are also associated with weight loss, which is very desirable in patients with diabetes.

“The move from preclinical trials to human clinical trials of ORMD-0901 marks a strategic milestone for the company. We have expanded our platform technology and will now have the opportunity to demonstrate its effectiveness in another important family of polypeptide drugs for diabetes, which is currently only available in injection form,” said Oramed CEO Nadav Kidron.

Oramed is currently conducting Phase 2b clinical trials of its flagship product, ORMD-0801, an oral insulin capsule.

About Oramed Pharmaceuticals
Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. The Company’s corporate and R&D headquarters are based in Jerusalem.
For more information, please visit www.oramed.com

Forward-looking statements
Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relation Contacts:

Oramed Pharmaceuticals Inc.

Tara Horn

Cell: + 972-54-334-4318
Office: + 972-2-566-0001
Email: tara@oramed.com

www.oramed.com